Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO MUSCLEPHARM CORPORATION IF PUBLICLY DISCLOSED

FIRST AMENDMENT TO CONFIDENTIAL SETTLEMENT AGREEMENT

THIS FIRST AMENDMENT TO CONFIDENTIAL SETTLEMENT AGREEMENT(“Amendment”) is entered into by and between NBF Holdings Canada Inc. (“Nutrablend”) and MusclePharm Corporation (“MusclePharm”). (Nutrablend and MusclePharm are referred to collectively as the “Parties,” or individually as a “Party.”) The Effective Date of this Amendment shall be the latest date shown on the fully executed signature page(s) (“Effective Date”).

RECITALS

A. On or about September 17, 2020, Nutrablend and MusclePharm entered into a Confidential Settlement Agreement (as amended through this Amendment, the “Agreement”), which resolved a civil action pending in the United States District Court for the Central District of California, captioned NBF Holdings Canada Inc. v. MusclePharm Corporation, Case No. 2:20- cv-01946-SVW-AFM (the “First Litigation”). The Agreement contained provisions (i) requiring MusclePharm to make certain payments to Nutrablend on a schedule set forth in the Agreement (the “Monthly Payments”); and (ii) requiring MusclePharm to issue certain purchase orders to Nutrablend on a schedule set forth in the Agreement (the “Purchase Orders”).

B. The Parties agree that MusclePharm has made all Monthly Payments due since the Effective Date of the Agreement, through to the Effective Date of this Amendment (including all Monthly Payments due in the First, Second, Third and Fourth Pay Periods (as each such term is defined below), and the first payment due in the Fifth Pay Period (as defined below)). MusclePharm hereby reaffirms its obligation to continue making Monthly Payments as required by and as set forth in the Agreement.

C. After execution of the Agreement, a dispute arose between Nutrablend and MusclePharm concerning the parties’ performance of their respective obligations under the provisions of the Agreement (the “Purchase Order Provisions”) relating to the issuance and fulfillment of the Purchase Orders.

D. On July 7, 2021, MusclePharm commenced an action against Nutrablend in the United States District Court for the Central District of California, captioned MusclePharm Corporation v. NBF Holdings Canada Inc., Case No. 2:21-cv-05504-MCS-RAO (the “Second Litigation”).

E. The Parties recognize the cost, burden, and uncertainty of litigation, as well as the extended period of time that it will likely take to resolve the dispute through litigation, and have independently concluded that their respective interests would be best served by compromising and concluding all corresponding disputes between them regarding the Purchase Order Provisions and the Purchase Orders. Accordingly, the Parties desire to resolve and settle their disputes and all claims, counterclaims, and causes of action that were or could have been asserted in the Litigation, by (i) terminating all Purchase Order Provisions (and the Parties’ obligations related thereto) under the Agreement; and (ii) reaffirming the Parties’ obligations relating to the Owed Amount (as defined in the Agreement) and Monthly Payments.

F. The Parties acknowledge that they are entering into this Amendment voluntarily and after consultation with counsel of their choosing.

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NOW, THEREFORE, in consideration of these promises and the mutual covenants set forth herein and for valuable and mutual consideration, and in consideration of the foregoing recitals (“Recitals”), the Parties agree as follows in order to fully and finally resolve the dispute:

1. Recitals. The foregoing Recitals are expressly incorporated as part of the Amendment, and the Parties confirm and represent to one another that said Recitals are true and correct to the best of their knowledge, information, and belief.

2. Purchase of Packaging and Materials. MusclePharm agrees to purchase from Nutrablend the materials set forth in Exhibit A hereto (the “Materials”) and the packaging set forth in Exhibit B hereto (the “Packaging”), in accordance with the following terms:

(a) Invoices and Payment. Nutrablend shall issue invoices for the materials and packaging on or before September 30, 2021. The total purchase price for the Materials and Packaging shall be [***](the “Purchase Price”). MusclePharm shall pay the Purchase Price in the following two installments: (a) [***]due on October 29, 2021; and (b) [***]due on November 29, 2021.

(b) Shipment and Freight. MusclePharm shall identify for Nutrablend on or before September 24, 2021 which of the Materials and Packaging that it wishes to take into its possession (the “Identified Items”). Nutrablend shall ship the Identified Items to MusclePharm on or before September 30, 2021. MusclePharm shall bear the freight costs relating to the Identified Items.

(c) Disposal of Unused Items. Nutrablend may use or destroy, at its option, any Materials or Packaging that MusclePharm does not identify in Section 2(b) above, except that Nutrablend shall destroy all Materials or Packaging containing any logos, labeling or other intellectual property belonging or related to MusclePharm or MusclePharm’s products. For the avoidance of doubt, the Purchase Price shall not be reduced due to MusclePharm identifying fewer than all of the Materials and Packaging pursuant to Section 2(b), or due to Nutrablend using any Materials or Packaging that MusclePharm does not identify pursuant to Section 2(b).

3. Amendments to the Agreement

(a) Amendment to Section 2. Section 2 of the Agreement is hereby deleted and replaced in its entirety with the following:

2. Consideration. In consideration for Nutrablend’s promises and covenants contained herein, MusclePharm agrees and admits that it owes Nutrablend the total, and outstanding, amount of three million eighty five thousand six hundred forty one U.S. Dollars and fifty two cents ($3,085,641.52) (“Owed Amount”).1 MusclePharm further

1 Nutrablend acknowledges that it has received from MusclePharm all payments due during the First, Second, Third and Fourth Pay Period (as defined below), and the first payment due during the Fifth Pay Period (as defined below), such that the Owed Amount as of the date of this Amendment has been reduced to $2,095,641.52. agrees to pay the Owed Amount to Nutrablend in monthly payments (“Monthly Payments”), according to the following schedule:

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(a) September 1, 2020 through November 30, 2020 (“First Pay Period”): MusclePharm will pay [***]to Nutrablend, in three equal payments of [***]U.S. Dollars on or before each of September 1 (or immediately thereafter as the Agreement is fully executed by the parties), October 1, and November 1, 2020. Nutrablend acknowledges that it has received from MusclePharm all payments due during the First Pay Period.

(b) December 1, 2020 through February 28, 2021 (“Second Pay Period”): MusclePharm will pay [***]U.S. Dollars, in three equal payments of [***]U.S. Dollars on or before each of December 1, 2020, January 1 and February 1, 2021. Nutrablend acknowledges that it has received from MusclePharm all payments due during the Second Pay Period.

(c) March 1, 2021 through May 31, 2021 (“Third Pay Period”): MusclePharm will pay [***]U.S. Dollars to Nutrablend, in three equal payments of [***]U.S. Dollars on or before each of March 1, April 1, and June 1, 2021. Nutrablend acknowledges that it has received from MusclePharm all payments due during the Third Pay Period.

(d) June 1, 2021 through August 31, 2021 (“Fourth Pay Period”): MusclePharm will pay [***]U.S. Dollars to Nutrablend, in three equal payments of [***]U.S. Dollars on or before each of June 1, July 1, and August 1, 2021. Nutrablend acknowledges that it has received from MusclePharm all payments due during the Fourth Pay Period.

(e) September 1, 2021 through October 30, 2021 (“Fifth Pay Period”): MusclePharm will pay [***]U.S. Dollars to Nutrablend, in two equal payments of [***]U.S. Dollars on or before each of September 1 and October 1, 2021. Nutrablend acknowledges that it has received from MusclePharm the payment due on September 1, 2021.

(f) Beginning November 1, 2021, MusclePharm will pay [***] U.S. Dollars per month, due on or before the first day of each month (each a “Subsequent Pay Period,” and together with the First, Second, Third, Fourth or Fifth Pay Periods, the “Pay Periods”), to Nutrablend until the Owed Amount is paid in full to Nutrablend.

(g) The Monthly Payments shall be delivered to Nutrablend beginning on September 1, 2020, or immediately thereafter as the Agreement is fully executed by the parties, and shall be made by wire transfer pursuant to the “Wire Payment Services” information attached hereto as Exhibit A.

(h) Upon payment in full of the Owed Amount by MusclePharm, all then-existing and future obligations under this Agreement to make Monthly Payments shall cease.

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(b) Amendment to Section 3. Section 3 of the Agreement is hereby deleted and replaced in its entirety with the following:

3. Event of Default. Any breach by MusclePharm of this Agreement that remains uncured after five business days’ written notice will be considered an “Event of Default.” The Parties agree that, any failure by MusclePharm to make timely payment of any of the Monthly Payments shall constitute a breach of this Agreement and an Event of Default. Notwithstanding the foregoing, it is hereby agreed that the failure by MusclePharm to make a payment required by this Agreement shall not be an Event of Default unless such failure is greater than 10% of the required payment. Upon the occurrence of an Event of Default, the unpaid balance of the Owed Amount shall be accelerated, and become immediately due and payable by MusclePharm to Nutrablend, and Nutrablend shall have the authority to initiate a legal proceeding pursuant to the “Enforcement” provision below to enforce this Agreement. Further, in the Event of Default, and only in the Event of a Default, Nutrablend shall be entitled to, and MusclePharm agrees that Nutrablend may, submit, file, and enter the Stipulated Judgment attached hereto as Exhibit B, or such other pleading as the court may require. Nutrablend will be entitled to recover its reasonable court costs and attorneys’ fees from MusclePharm in connection with such actions due to MusclePharm’s breach of this Agreement.

(c) Amendment to Section 4. Section 4 of the Agreement is hereby deleted in its entirety.

4. Mutual Limited Release. In exchange for legally sufficient consideration as described herein, the Parties hereby fully, finally, and mutually generally release each of the other from any and all claims that do, or may, exist as between them, as follows:

(a) As of the Effective Date, Nutrablend, on its own behalf and on behalf of its shareholders, directors, officers, employees, agents, legal representatives, affiliates, parents, predecessors, successors, insurers, subsidiaries and sibling corporations and entities, heirs, assigns, and anyone else acting on its behalf (the “Nutrablend Releasors”), hereby generally, voluntarily and knowingly, absolutely, irrevocably, broadly and unconditionally fully and forever release and discharge MusclePharm, and its shareholders, directors, officers, employees, agents, legal representatives, affiliates, parents, predecessors, successors, insurers, subsidiaries and sibling corporations and entities, heirs, assigns, and anyone else acting on its behalf (the “MusclePharm Releasees”), of and from any and all liability, claims, demands, damages, punitive damages, disputes, suits and action, in law or in equity, whether known or unknown, suspected or unsuspected, or foreseen or unforeseen, of any kind or nature whatsoever, that were or that could have been alleged in any court of other forum, which Nutrablend now or hereafter can, shall, or may have arising out of, relating to, or assertable in connection with the Purchase Order Provisions of the Agreement. For the avoidance of doubt, nothing herein shall release the MusclePharm Releasees from any obligations they have as set forth in this Amendment, and as set forth in the Agreement as amended by this Amendment, including to make Monthly Payments as set forth in the Agreement.

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(b) As of the Effective Date, MusclePharm, on its own behalf and on behalf of its shareholders, directors, officers, employees, agents, legal representatives, affiliates, parents, predecessors, successors, insurers, subsidiaries and sibling corporations and entities, heirs, assigns, and anyone else acting on its behalf (the “MusclePharm Releasors”), hereby generally, voluntarily and knowingly, absolutely, irrevocably, broadly and unconditionally fully and forever releases and discharges Nutrablend and its shareholders, directors, officers, employees, agents, legal representatives, affiliates, parents, predecessors, successors, insurers, subsidiaries and sibling corporations and entities, heirs, assigns, and anyone else acting on its behalf (the “Nutrablend Releasees”), of and from any and all liability, claims, demands, damages, punitive damages, disputes, suits and action, in law or in equity, whether known or unknown, suspected or unsuspected, or foreseen or unforeseen, of any kind or nature whatsoever, that were or that could have been alleged in any court of other forum, which MusclePharm now or hereafter can, shall, or may have arising out of, relating to, or assertable in connection with the Purchase Order Provisions of the Agreement. For the avoidance of doubt, nothing herein shall release the MusclePharm Releasees from any obligations they have as set forth in this Amendment, and as set forth in the Agreement as amended by this Amendment.

(c) The releases stated in Paragraph 4(a) and 4(b) of this Amendment will be referred to as the “Released Claims.” Excluded from these releases are: (i) claims that cannot be waived by law, if any; and (ii) claims for enforcement of this Amendment or the Agreement as amended by this Amendment.

(d) Except for the obligations under this Amendment and under the Agreement as amended by this Amendment, the MusclePharm Releasors and the Nutrablend Releasors (together, the “Releasors”) agree that their releases expressly waive and release any and all provisions, rights, and benefits conferred by § 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY;

or of any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to § 1542 of the California Civil Code. Each Releasor may hereafter discover facts other than or different from those which he, she, or it knows or believes to be true with respect to the Released Claims which are the subject matter of the provisions of Paragraph 4 of this Amendment, but each Releasor hereby expressly waives and fully, finally, and forever settles and releases, upon this Amendment becoming final, any known or unknown, suspected or unsuspected, contingent or non-contingent claim with respect to the subject matter of the provisions of Paragraph 4 of this Amendment, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

5. Dismissal of Litigation. Within five (5) business days of the Effective Date, MusclePharm shall file a Notice of Dismissal in the Second Litigation, with the consent and agreement of Nutrablend, dismissing all claims asserted in the Second Litigation with prejudice. Each Party shall bear its own attorney’s fees and expenses incurred in connection with the Second Litigation and the drafting of this Amendment.

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6. No Other Pending Claims. The Parties agree and represent that they have no other pending legal actions or claims against each other, including in any court, arbitration forum, governmental or administrative forum or agency, or other dispute resolution forum that are in any way related to the Second Litigation or dispute described herein.

7. Settlement Not an Admission. It is expressly understood that this Amendment and the settlement it represents are entered into solely for the purpose of allowing the Parties to avoid further litigation. This Amendment does not constitute an admission by either Party of any wrongdoing, preexisting contractual obligation, or of any duty whatsoever, whether based in statute, regulation, common law, or otherwise, and each Party expressly denies that any liability or any such violation has occurred.

8. Representations. Each Party represents and warrants that it has the full power, capacity and authority to enter into this Agreement, that it has not sold, transferred, conveyed, assigned, or otherwise disposed of any right, title or interest in any of the Released Claims herein to any person or entity, and that each of the Parties is not aware of any other person or entity who may have or who has asserted or can assert a right, title, or interest in any of the Released Claims covered by this Agreement. The Parties further affirm that the Parties are fully capable of executing this Agreement and understand its contents and, further, that the Parties have legal counsel of their own choice to explain the legal effect of signing this Agreement.

9. Confidentiality. The Parties agree that this Amendment, as well as the nature and terms of this settlement and the subject matter thereof, will be forever treated as confidential and the Parties shall make no disclosure or reference to the terms of this Amendment to any person or entity, except to the Parties’ respective attorneys and, as necessary, auditors and/or tax preparers, provided that each such person agrees to be bound by the confidential nature of this Amendment. The Parties and their counsel may also make such disclosures pursuant to court or administrative order, subpoena, or as otherwise may be required by law. MusclePharm shall also be permitted to file with or furnish to the Securities and Exchange Commission (the “Commission”) any specific disclosure of this Amendment or the terms or substance thereof or include this Amendment as an exhibit to any report, statement or other document filed with or furnished to the Commission if (a) MusclePharm receives a written or oral comment from the Commission requiring MusclePharm to make any such disclosure; or (ii) MusclePharm believes in good faith, including upon the advice of counsel or its auditors, that MusclePharm is required to make any such disclosure of this Amendment or the terms or substance thereof in any such report, statement or other document, including pursuant to Regulation S-K, Regulation S-X or other applicable accounting standards or interpretations or to prevent a material misstatement in or omission of a material fact from any filing or other disclosure made by it; provided, that, to the extent that MusclePharm believes that it can do so in good faith, in connection with any public filing of this Amendment as an Exhibit with the Commission, MusclePharm shall seek confidential treatment of those portions of this Amendment for which it in good faith believes confidential treatment is appropriate under the Commission’s standards for granting confidential treatment. The Parties acknowledge and agree that the Parties’ promises to maintain the confidentiality of the Amendment are an important element of the consideration for and inducement of the Parties to enter into this Amendment. The Parties further agree that any Party’s breach of this Amendment’s confidentiality clause constitutes irreparable harm to the other Party. In the event of an actual or threatened confidentiality breach, the Parties consent to a temporary restraining order, preliminary injunction, and/or permanent injunction prohibiting commission or continuation of any actual or threatened breach. Nothing in this Amendment shall preclude the Parties from stating, in response to any inquiry, that this dispute has been resolved by mutual agreement and to the mutual satisfaction of the Parties, and in MusclePharm’s case that it is no longer obligated to issue Purchase Orders to Nutrablend, but it is expressly agreed that the Parties shall make no further comment.

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10. Entire Agreement. Together with the Agreement (as amended by this Amendment), this Amendment comprises the entire agreement between the Parties and supersedes any and all prior oral and written agreements between them. The Agreement and this Amendment may not be altered, amended, or modified except by a further writing signed by the Parties.

11. Severability. Should any clause, sentence, paragraph or other part of this Amendment be finally adjudged by any court of competent jurisdiction to be invalid or in any way unenforceable, such adjudication shall not affect, impair, invalidate or nullify the remainder of the Amendment, but shall affect only the clause, sentence, paragraph or other parts so adjudged.

12. Amendment Jointly Negotiated. Each Party acknowledges that this Amendment was jointly negotiated and prepared. The Amendment shall not be construed by any court of law or equity against any party solely by virtue of any party having drafted this Amendment.

13. Governing Law and Venue. The Parties agree that this Amendment, as with the Agreement, shall not be governed by the 1980 UN Convention on Contracts for the International Sale of Goods. Rather, this Amendment, as with the Agreement, shall be governed by, and construed in accordance with, the laws of the State of California, without regard to choice of law or conflict of laws principles. The Parties consent to submit to the jurisdiction of the state and/or federal courts located within Los Angeles in the State of California for resolution of any dispute arising out of the Agreement and/or this Amendment. The Parties waive any objections to such venue.

14. Opportunity to Consult Legal Counsel. The Parties confirm that they have reviewed and considered this Amendment and consulted with their attorneys regarding the terms and effect thereof.

15. Authority to Settle. Each Party represents and warrants that the person signing this Amendment has authority to bind the Party and enter into the Amendment.

16. Non-Waiver. Failure to insist upon strict compliance with any terms of this Amendment is not a waiver of such terms. The waiver of any breach of any provision of this Amendment will not be deemed a waiver of any other breach of any provision of this Amendment.

17. Signing in Counterparts. This Amendment may be signed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or electronic mail shall be deemed a binding, original signature.

18. THE PARTIES CERTIFY THAT EACH HAS READ ALL OF THIS AMENDMENT AND FULLY UNDERSTAND ITS TERMS.

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IN WITNESS WHEREOF, the undersigned Parties agree to each of the above terms, conditions, and provisions.

NBF Holdings Canada Inc.

Date Executed: September 23, 2021
Its Authorized Signatory
Print Name:
Title:

MusclePharm Corporation

Date Executed: September , 2021
Its Authorized Signatory
Print Name:
Title:

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IN WITNESS WHEREOF, the undersigned Parties agree to each of the above terms, conditions, and provisions.

NBF Holdings Canada Inc.

Date Executed: September_, 2021
its Authorized Signatory
Print Name:
Title:

Date Executed: September 23, 2021		/s/ Sabina Rizvi
its Authorized Signatory
	Print Name:	Sabina Rizvi
Title:

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